Exhibit 10.1

December 7, 2005

Stephen L. Pearson

Executive Vice President/Merchandising and Product Development
14 Holly Circle
Weston, Massachusetts 02493

Dear Steve:

This letter agreement confirms the understanding between you and The J. Jill Group, Inc. (the “Company” or “J. Jill”) relating to the termination of your employment with the Company.

1.  Resignation and Cooperation in Transition.   You hereby resign your position as Executive Vice President/ Merchandising and Product Development and from all other offices you hold with the Company or any of its subsidiaries or affiliates, effective as of December 7, 2005 (the “Resignation Date”).  Your resignation shall be effective regardless of the continued effectiveness of this letter agreement.  Thereafter through January 20, 2006 (the “Termination Date”), you shall remain an employee of the Company and shall make yourself available upon reasonable request by the Company and at mutually agreeable times to assist in transitioning your former responsibilities to the person or persons designated by the Company to receive them on an as needed basis.  Your employment shall terminate on the Termination Date.  From and after the Resignation Date, your obligations to the Company and the Company’s obligations to you shall be solely those provided for in this letter agreement, inclusive of the exhibits attached hereto.

2.  Severance Pay and Associated Benefits.

(a)  Severance Pay.  Subject to your continuing compliance with the provisions of Sections 5,  6 and 10(c) of this letter agreement and the provisions of the Agreement to Protect Corporate Property, effective as of December 10, 2004, between the Company and you (the “Agreement to Protect Corporate Property”), on the date seven days after execution of this letter agreement by you as set forth in Section 9(c) hereof, provided that the seven-day revocation period has run without revocation by you, the Company will make a lump sum payment to you in the gross amount of your annual base salary, i.e. $400,000 (the “Severance Payment”), subject to the provisions of Section 2(m) below.

(b)  Salary Continuation.  After the Resignation Date, your compensation shall continue at the current rate of $400,000 per year through the Termination Date and you shall also be entitled to continue all benefits provided to employees on the same basis on which you have been receiving them through the Termination Date, subject to the provisions of Section 2(m) below and further subject to your continuing (i) compliance with the provisions of Sections 5, 6 and 10(c) of this letter agreement and the Agreement to Protect Corporate Property, and (ii)

fulfillment of your responsibilities to transition your former responsibilities in accordance with the provisions of Section 1 above.

(c)  Supplemental Compensation Other Than Severance Pay.  In the event a Change in Control (as defined below) shall occur at any time during the period from the Resignation Date through and including December 31, 2006 (the “Supplemental Compensation Period”), you will be paid supplemental compensation, in the lump-sum amount of $729,552.00, not later than the fifth business day following the occurrence of such Change in Control, subject to (i) the provisions of Section 2(m) below; (ii) your continuing compliance with the provisions of Sections 4, 5, 6, 8 and 10(c) of this letter agreement and of the Agreement to Protect Corporate Property; and (iii) your executing the Release and Waiver of Claims that is attached hereto as Exhibit C.

For purposes of this Section 2(c), a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)            any Person (as defined below) becomes the beneficial owner as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of J. Jill (not including in the securities beneficially owned by such Person any securities acquired directly from J. Jill or its affiliates) representing 50% or more of the combined voting power of J. Jill’s then outstanding securities; or

(II)           during the Supplemental Compensation Period individuals who at the beginning of such period constitute the Board of Directors of J. Jill (the “Board”) and any new director (other than a director designated by a Person who has entered into an agreement with J. Jill to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by J. Jill’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (a “Continuing Director”), cease for any reason to constitute a majority thereof; or

(III)         the stockholders of J. Jill approve a merger or consolidation of J. Jill with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of J. Jill outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of J. Jill or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of J. Jill (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(IV)         the stockholders of J. Jill approve a plan of complete liquidation of J. Jill or an agreement for the sale or disposition by J. Jill of all or substantially all J. Jill’s assets.

The foregoing to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred with respect to the you if you are “part of a purchasing group” which consummates the Change in Control transaction. You shall be deemed “part of a purchasing group” for purposes of the preceding sentence if you are an equity participant or have agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the stock of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee Continuing Directors).

For purposes of this Section 2(c), the term “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended; provided, however, that a Person shall not include (i) J. Jill or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iiii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of J. Jill in substantially the same proportions as their ownership of stock of J. Jill.

In addition, in the event a Change in Control shall not have occurred during the Supplemental Compensation Period — but during the Supplemental Compensation Period the Company shall have entered into an agreement or series of related agreements that will result in a Change in Control, as defined in subparagraph (I) above, when the transactions contemplated by such agreement or agreements are consummated, and such transactions are consummated and result in a Change in Control, as defined in subparagraph (I) above, on or before March 31, 2007 — you will be paid supplemental compensation in the lump-sum amount of $729,552.00 not later than the fifth (5th) day following such Change in Control, subject to the provisions of Section 2(m) below and further subject to your continuing compliance with the provisions of Sections 5, 6 and 10(c) of this letter agreement and the Agreement to Protect Corporate Property.  Notwithstanding the foregoing, you understand and agree that, if any such Change in Control is not consummated, no supplemental compensation will be paid to you pursuant to this Section 2(c).

(d)  Stock Options.  The Company has previously issued to you certain stock options under the Company’s 2001 Incentive and Non-Statutory Stock Option Plan, which are summarized in Exhibit A.  You have thirty days from the Termination Date to exercise any such options that vested during your employment.  You shall forfeit any options unvested as of the Termination Date.

(e)  Medical Insurance.  Your rights under the so-called COBRA statute (which gives you the right to continue to participate in the Company’s group medical and dental plans for a period of time at your own expense) shall become effective as of the Termination Date.  For the period of eighteen (18) months from the Termination Date, or until you become eligible for group medical and/or dental plans from a new employer offering substantially equal insurance, whichever is sooner, and subject to your continuing compliance with the provisions of Sections 5, 6 and 10(c) of this letter agreement and the Agreement to Protect Corporate Property, the Company will pay the same portion of the premium for your existing medical and/or dental insurance as it would have paid (and you will pay the same portion of the premium for such insurance as you would have paid) if you had continued to be employed at the Company.  You will notify the Company’s Human Resources Department in writing within 72 hours of accepting any such reemployment with such insurance eligibility.  Nothing herein shall prevent the Company from making changes in its medical and dental insurance plans, to the extent that such changes are generally applicable to employees of the Company.

(f)  401(k) Plan.  Your eligibility to participate in the Company’s 401(k) Plan terminates on the Termination Date.

(g)  Deferred Compensation Plans.  Your right to participate in the Company’s Deferred Compensation Plans terminates on the Termination Date.  You will be paid your vested account balance as of the Termination Date in accordance with the terms of the Plans.

(h)  Executive Term Life Insurance.  Premiums on the executive term life insurance policy maintained by the Company for your benefit are paid quarterly and have been paid through the coverage period ending February 17, 2006.  If you wish to continue coverage under this policy after February 17, 2006, you will need to pay the premiums for subsequent periods in accordance with the terms of the policy.

(i)  Group Life and Disability Insurance.  Your coverage under the group term life insurance and disability insurance policies maintained by the Company for employees terminates on the Termination Date.  You will be provided with information regarding your rights, if any, with regard to continuing your basic life insurance coverage on an individual basis.

(j)  Supplemental Long-Term Disability Insurance.  Premiums on the executive supplemental long-term disability insurance policy maintained by the Company for your benefit are paid monthly and will be paid through the coverage period ending January 31, 2006.  If you wish to continue coverage under this policy after January 31, 2006, you will need to pay the premiums for subsequent periods in accordance with the terms of the policy.

(k)  Vacation Pay.  You will continue to accrue vacation benefits through the Termination Date, at which time you will have accrued 89.23 hours of unused vacation for which you will be paid the gross amount of $17,160.71, subject to the provisions of Section 2(m) below.  Thereafter, you shall not accrue or be entitled to any additional vacation benefits.

(l)  No Other Pay or Benefits.  You acknowledge that the Company has previously paid all amounts payable to you under all other compensation or reimbursement arrangements, if any.  From and after the Termination Date you shall have no right to compensation or benefits, including benefits accrual, beyond those specifically provided for in this letter agreement.

(m)  Withholdings.  The Company may deduct from the payments described in Section 2 and any other payments otherwise due to you under this letter agreement, such legally required withholdings, payments and/or deductions as may be required.

3.  Releases.

(a)  General Release and Waiver.  In return for the payments and benefits provided to you as set forth in Sections 2(a), (b), (c) and (e) above, you agree to execute (in accordance with the provisions of Section 9 below) the final and binding general General Release and Waiver of all claims (the “General Release and Waiver”) in the form attached hereto as Exhibit B to this letter agreement, said General Release and Waiver to include claims against age discrimination and all other claims arising out of or relating to your hiring, employment, or termination of employment.  Notwithstanding the foregoing, the Company and you agree that the terms of this letter agreement shall survive the General Release and Waiver and that claims to enforce the terms of this letter agreement are not discharged by said General Release and Waiver.

(b)  Release and Waiver.  In addition to the foregoing General Release and Waiver, and in return for the payments and benefits provided to you as set forth in Section 2(c) above, you agree to execute (in accordance with the provisions of Sections 9(a) and 9(e) below) the final and binding Release and Waiver of Claims (the “Release and Waiver”) in the form attached hereto as Exhibit C to this letter agreement, said Release and Waiver to encompass claims of defamation.

4.  Return of Company Property and Retrieval of Personal Effects.   On or before the close of business on the Termination Date, or such later date as the Company may agree:  (i) you will return to the Company all property of the Company, including without limitation all tangible work product and including any keys, passwords, reference materials, books, audit or other specialized software, Company documents and files, computers, laptops and computer disks or files, if any, in your possession, custody or control; and (ii) you will retrieve from the Company all of your personal effects.

5.  Nondisparagement.   You agree not to take any action or make any statement, written or oral, which disparages the Company, its directors or officers, or its management, business or personnel practices, or which disrupts or impairs the Company’s normal operations.  The Company and its executive officers agree not to take any action or make any statement, written or oral, which disparages you.  The provisions of this Section 5 shall not apply to any truthful statement required to be made by you, or by the Company or its executive officers, in any legal proceeding, required filing pursuant to the securities laws, or pursuant to any governmental or regulatory investigation.

6.  Covenant Not to Sue/Encourage Third Party Action.  Except as otherwise provided in this Section 6, you represent and warrant that you have never commenced or filed, and covenant and agree never to commence, file, aid, solicit or in any way prosecute or cause to be commenced or prosecuted against the Releasees (as defined in the General Release and Waiver) the bringing of any legal proceeding or the making of any legal claim against the Company by any state or federal agency or by any applicant for employment, employee or former employee of the Company (“third party action”), and further you shall not reveal any information about the Company to be used for, and shall not testify in, any third party action except as required to do so by properly issued subpoena and then only after giving the Company a reasonable opportunity to review any such subpoena and oppose the giving of any such testimony.  Notwithstanding the foregoing, the Company and you agree that this letter agreement will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal or state agency to enforce laws subject to such agencies enforcement authority, and further agree that this letter agreement will not be used to justify interfering with your right to participate in an investigation or proceeding conducted by such agencies.  You represent and warrant that you knowingly and voluntarily waive all rights or claims arising prior to your execution of this letter agreement that you may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of an action brought on your behalf in any such agency and/or as a consequence of any litigation concerning any facts alleged in any such action.

7.  Remedies.  You acknowledge and agree that your obligations arising under Sections 4, 5 and 6 above are of the essence to this letter agreement and that your breach of any of these obligations, or of your obligations under the Agreement to Protect Corporate Property, which is incorporated herein by reference, will terminate the Company’s obligations to you under Section 2 of this letter agreement.  Should you commit a breach of any such obligations, you shall further be required to pay back to the Company the full value of any benefit that you have derived under Sections 2 above.  You further acknowledge and affirm that money damages cannot adequately compensate the Company for any breach by you of Sections 4, 5 and 6 of this letter agreement or of the Agreement to Protect Corporate Property, and that the Company is entitled to equitable relief in any Massachusetts or other court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of such Sections or of the Agreement to Protect Corporate Property, and/or to compel specific performance of, or other compliance with, the terms of this letter agreement or the Agreement to Protect Corporate Property.

8.  Non-Assignment.  You warrant and represent to the Company that you have not heretofore assigned or transferred or attempted to assign or transfer to any person any claim or matter recited in the General Release and Waiver or any part or portion thereof, and agree to indemnify and hold harmless the Releasees from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including the payment of attorney’s fees and costs actually incurred whether or not litigation be commenced), lien, action and cause of action, based on, in connection with, or arising out of any such assignment or transfer or attempted assignment or transfer.

9.  Representations and Recitals.  You represent that:

(a)  The Company has advised you to consult with an attorney of your choosing concerning the rights waived in this letter agreement.  You have carefully read and fully understand this letter agreement, and are voluntarily entering into this letter agreement and providing the General Release and Waiver attached hereto as Exhibit B and the Release and Waiver attached hereto as Exhibit C.

(b)  You understand that you have 21 days to review this letter agreement and the General Release and Waiver prior to their execution.  If at any time prior to the end of the 21 day period, you execute this letter agreement and the General Release and Waiver, you acknowledge that such early execution is a knowing and voluntary waiver of your right to consider this letter agreement and the General Release and Waiver for at least 21 days and is due to your belief that you have had ample time in which to consider and understand this letter agreement and the General Release and Waiver and in which to review this letter agreement and the General Release and Waiver with an attorney.

(c)  You understand that, for a period of seven (7) days after you have executed this letter agreement and the General Release and Waiver, you may revoke the letter agreement and the General Release and Waiver by giving notice in writing of such revocation to the Company, c/o Chairman of the Board of Directors at the Company’s headquarters, with a copy to David R. Pierson, Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Blvd., Boston, Massachusetts 02210.  If at any time after the end of the seven-day period you accept any of the payments or benefits provided by the Company as described in Section 2 of this letter agreement, such acceptance will constitute an admission by you that you did not revoke this letter agreement or the General Release and Waiver during the revocation period and will further constitute an admission by you that this letter agreement and the General Release and Waiver have become effective and enforceable.

(d)  You understand the effect of the General Release and Waiver and that you give up any rights you may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B, § 1 et seq.).

(e)  You understand that you are receiving benefits pursuant to this letter agreement that you would not otherwise be entitled to if you did not enter into this letter agreement and execute the General Release and Waiver that is Exhibit B hereto.  You further understand and agree that you will not be entitled to receive, and shall not receive, the supplemental compensation described in Section 2(c) of this letter agreement if you do not enter into this letter agreement and execute the General Release and Waiver that is Exhibit B hereto and the Release and Waiver that is Exhibit C hereto.

10.  Miscellaneous.

(a)  Successors and Assigns.   This letter agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns, and present and former employees and agents of the parties hereto to the extent permitted by law.

(b)  Attorneys Fees.  Each party shall bear his or its own attorney’s fees and expenses.

(c)  Challenge to Validity of Agreement.  After the revocation period of seven (7) days described in Section 9(c) of this letter agreement has expired, this letter agreement and the General Release and Waiver shall be forever binding.  You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this letter agreement, the General Release and Waiver, and the Release and Waiver shall remain in effect notwithstanding any such discovery of any such facts.  You shall not bring a proceeding to challenge the validity of this letter agreement, the General Release and Waiver, and the Release and Waiver.  Should you do so notwithstanding this

Section 10(c), you will first be required to pay back to the Company all remuneration received pursuant to Section 2 hereof.

(d)  Governing Law.  This letter agreement shall be interpreted in accordance with and governed for all purposes by the substantive laws and public policy of the Commonwealth of Massachusetts, without giving effect to its choice or conflict of law provisions.

(e)  Complete Agreement; Modification.  This letter agreement recites the full terms of the understanding between us, and supersedes any prior oral or written understanding between us, relating to your employment with the Company or severance payments and benefits to be made or provided to you following the termination of your employment with the Company (including the employment letter agreement between you and the Company dated May 23, 2003 and the Severance Agreement between you and the Company dated November 13, 2003), except the Agreement to Protect Corporate Property, which shall remain in effect in accordance with its terms and is incorporated into this letter agreement by reference and attached hereto as Exhibit D.  This letter agreement may be modified only in a writing signed by both parties.

(f)  Execution.  This letter agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

Please note that you have 21 days to accept the offer set forth herein, and may revoke your acceptance within 7 days of signing as set forth in Section 9(c) above, in which case this letter agreement (other than provisions 1 and 4, and the Agreement to Protect Corporate Property) shall be void.

Very truly yours,

By:	/s/ Olga L. Conley
Olga L. Conley
EVP/CAO & CFO

Agreed, accepted and signed this 19th day

of January, 2006 under seal:

/s/ Stephen L. Pearson
Stephen L. Pearson

EXHIBIT A

OPTION TYPE	GRANT DATE	SHARES GRANTED	STRIKE PRICE	VESTED @ 12/31/05	EXERCISED	VESTED BALANCE	FULLY VESTED	TERM DATE
ISO	6/4/2003	18,000	$15.940	12,000	0	12,000	6/4/2006	6/4/2013
NQO	6/4/2003	7,000	$15.940	4,666	0	4,666	6/4/2006	6/4/2013
NQO	10/20/2003	25,000	$12.780	16,666	0	16,666	10/20/2006	10/20/2013
NQO	2/25/2004	25,000	$15.510	8,333	0	8,333	2/25/2007	2/25/2014
NQO	12/10/2004	25,000	$16.990	25,000	0	25,000	12/10/2004	12/10/2014
NQO	6/20/2005	15,000	$14.730	15,000	0	15,000	6/20/2005	6/20/2015
		115,000		81,665	0	81,665

EXHIBIT B

GENERAL RELEASE AND WAIVER OF ALL CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

In consideration of the payment, benefits and other agreements set forth in the letter agreement dated December 7, 2005 between The J. Jill Group, Inc. (“the Company”) and Stephen L. Pearson (“Pearson”) (to which this General Release and Waiver Of All Claims is attached), Pearson, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges (i) the Company and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, (ii) in their capacities as such, each of its and their present, former and future officers, directors and employees, and (iii) in their capacities as such, each of the Company’s and its subsidiaries’ (direct and indirect), affiliates’, related companies’, divisions’, and predecessor and successor companies’ present, former and future shareholders, agents, representatives, attorneys, insurers, heirs, successors and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this General Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to Pearson’s employment by the Company (including his hiring), or the termination of that employment, whether as a contractor or employee, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal, Massachusetts or local laws, statutes and regulations, including common or constitutional law).  Notwithstanding the foregoing, nothing in this General Release and Waiver is intended to or does waive any rights Pearson may have to enforce the terms of the above-referenced letter agreement dated December 7, 2005.

Signed and sealed this 19th day of January, 2006.

/s/ Stephen L. Pearson
Stephen L. Pearson

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration of the payment, benefits and other agreements set forth in Section 2(c) of the letter agreement dated December 7, 2005 between The J. Jill Group, Inc. (“the Company”) and Stephen L. Pearson (“Pearson”) (to which this Release and Waiver Of Claims is attached), Pearson, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges (i) the Company and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, (ii) in their capacities as such, each of its and their present, former and future officers, directors and employees, and (iii) in their capacities as such, each of the Company’s and its subsidiaries’ (direct and indirect), affiliates’, related companies’, divisions’, and predecessor and successor companies’ present, former and future shareholders, agents, representatives, attorneys, insurers, heirs, successors and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims for breaches by the Releasees of Section 5 of that certain letter agreement referenced above (whether in the nature of disparagement, defamation, libel, slander or otherwise) which the Releasors ever had, or now have, or hereafter can, shall or may have against the Releasees, from the beginning of the world to the date of the execution of this Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise.

Signed and sealed this              day of                       , 200   .

Stephen L. Pearson

EXHIBIT D

AGREEMENT TO PROTECT CORPORATE PROPERTY

Agreement to Protect Corporate Property

In consideration of my receipt of a stock option on or about the date hereof from The J. Jill Group, Inc. (“J. Jill”), I agree to the following:

1.               Confidential Information.  While employed by J. Jill and /or one or more of its subsidiaries (J. Jill and such subsidiaries referred to collectively as the “Company”) and thereafter, I will not, directly or indirectly, use any Confidential Information other than pursuant to my employment by and for the benefit of the Company, or disclose any Confidential Information to anyone outside of the Company other than to the Company’s professional advisors on a need to know basis or as required by law.  For purposes of this Agreement “Confidential Information” includes but is not limited to all information that relates to the Company’s past, present and future businesses, products, technologies, customers, vendors, distribution methods, databases, computer systems, employees, hiring and training practices, operations and marketing strategies and all trade secrets, proprietary information, know-how, data, designs, patterns, specifications, processes, financial or business records, business or financial plans, marketing materials, customer lists or other customer or prospective customer information and other technical or business information (and any tangible evidence, record or representation thereof), whether conceived, developed or otherwise made by me or any employee of the Company or received by the Company from an outside source, which is in the possession of the Company, which in any way relates to the past, present or future business of the Company, which is maintained in confidence by the Company, or which might be of use to competitors or harmful to the Company or its customers, if disclosed.   “Confidential Information” does not include information which the Company has voluntarily disclosed to the public without restriction, which has otherwise lawfully entered the public domain without my participation or fault, or which is otherwise generally known by persons of comparable experience in the women’s retail apparel industry.

2.               Ownership of Corporate Property.  All equipment, documents, information and other property that I receive or develop in the course of my employment by the Company, and all Confidential Information (as defined in Section 1) and Intellectual Property (as defined in Section 3), will be and remain the sole property of the Company.  The products of all of my efforts in the course of my employment belong exclusively to the Company and I will not retain any rights in any such work product.  I agree to return all property and information immediately and without keeping any copies when my employment terminates for any reason.  This section does not restrict my use of the general knowledge that I have acquired through the course of my employment by the Company so long as such knowledge does not constitute Confidential Information or Intellectual Property.

3.               Assignment of Intellectual Property.  I assign, and agree to assign, to the Company all my right, title and interest throughout the world in and to all Intellectual Property and to anything tangible that evidences, incorporates, constitutes, represents or records any Intellectual Property.  I agree that all Intellectual Property will constitute works made for hire under copyright laws of the United States.  I assign, and agree to assign, to the Company all copyrights, patents and other proprietary rights I may have in any Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights.  I waive, and agree to waive, all moral rights or proprietary rights in or to any Intellectual Property and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.  For purposes of this Agreement “Intellectual Property” includes but is not limited to: (i) all Confidential Information and (ii) all other business ideas and methods, store concepts,  inventions, innovations, developments, graphic designs (including, for example, catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship, or parts thereof conceived, developed or otherwise made by me, alone or jointly with others and in any way relating to the Company’s past, present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of my employment with the Company, whether or not made during my regular working hours, whether or not made on the Company’s premises, and whether or not disclosed by me to the Company.

4.               Certification of Information and Property.  I hereby certify Exhibit A sets forth any and all confidential information and intellectual property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement.  I understand that after execution of this Agreement I will have no right to exclude confidential information or intellectual property from this Agreement.

5.               Non-Competition.  During my employment with the Company and (A) for a period of one year after termination of my employment with the Company if my employment is terminated by me for any reason or by the Company for Cause (as defined below), or (B) for the Severance Pay Period (as defined below), if any, if my employment is terminated by the Company for any reason other than for Cause, I will not, on my own behalf, or as owner, manager, stockholder (except as a holder of not more than five percent of the stock of a publicly held company), consultant, independent contractor, director, officer, or employee of any specialty retailer or specialty catalog company (regardless of its form of organization and including a division of an organization if the division is operating a specialty retail or catalog business) participate, directly or indirectly, in any capacity, in any business activity that targets the same or similar customer demographics as and is in competition with the Company.  (For example, the restrictions set forth in the previous sentence would restrict you from working for (i) a specialty retailer or specialty catalog company that targets the same or similar customer demographics as and is in competition with the Company, (ii) a division of a specialty retailer or specialty catalog company if that division targets the same or similar customer demographics as and is in competition with the Company, even though other divisions of the specialty retailer or specialty catalog company do not target the same or similar customer demographics as and are not in competition with the Company, or (iii) a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business that targets the same or similar customer demographics as and is in competition with the Company.  They would not restrict you from working for (i) a specialty retailer or specialty catalog company that does not target the same or similar customer demographics as and is not in competition with the Company, (ii) a division of a specialty retailer or specialty catalog company if that division does not target the same or similar customer demographics as and is not in competition with the Company, even though other divisions of the specialty retailer or specialty catalog company do target the same or similar customer demographics as and are in competition with the Company, or (iii) a general retailer, such as a department store, as long as you are not working for a division of that general retailer that is engaged in a specialty retail or specialty catalog business that targets the same or similar customer demographics as and is in competition with the Company.)  The restrictions in this Section 5 extend to all geographic areas in which the Company conducts business.  The restrictions set forth in subsections (A) and (B) of this Section 5 will not apply to any termination of my employment with the Company that occurs after three years from the date of this Agreement.  For purposes of this Agreement, “Cause” means (i) any act or omission to act by me which has a material and adverse effect on the Company’s business or on my ability to perform services for the Company, or (ii) any material misconduct or material neglect of my duties in connection with the business or affairs of the Company; and the “Severance Pay Period” means any period during or with respect to which I am receiving severance payments from the Company at a rate per month at least equal to my base salary rate per month immediately prior to my termination.  If I receive a lump sum severance payment or severance payments that are not specifically tied to my base salary, the Severance Pay

Period will be a number of months calculated by dividing the aggregate severance payments to be made to me by my monthly base salary immediately before the termination of my employment, rounded up or down to the nearest whole number.  The Company’s rights under this Section 5 may not be assigned by the Company without my consent, except to any direct or indirect subsidiary of any entity affiliated with J. Jill.

6.               Non-Solicitation.  During my employment with the Company and for a period of one year after the termination of my employment with the Company for any reason, I will not directly or indirectly (i) solicit, attempt to hire, or hire any present or future employee of the Company (or any person who may have been employed by the Company during the last year of the term of my employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company or (ii) affect to the Company’s detriment any relationship of the Company with any customer, supplier or employee of the Company, or cause any customer or supplier to refrain from entrusting additional business to the Company or any affiliate.  For example, with respect to (i) above, I will not inform any such employee of a job opportunity with me or any other company, or suggest that any person or entity contact any such employee to discuss or mention such a job opportunity.

7.  Miscellaneous.

•                  This Agreement contains the entire and only agreement between the Company and me with respect to its subject matter, superseding any previous oral or written communications, representations, understandings, or agreements with the Company concerning such subject matter.  The foregoing notwithstanding, this Agreement will neither supersede, nor affect any of my obligations under, the Agreements (if any) listed on Exhibit B.  Nothing in this Agreement in any way affects my obligations under The J. Jill Group, Inc. Code of Business Conduct and Ethics.  This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by the Company and me.

•                  My obligations under this Agreement will survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company.

•                  If any provision of this Agreement will be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.  Any invalid, illegal or unenforceable provision of this Agreement will be severable, and after any such severance, all other provisions hereof will remain in full force and effect.

•                  In the event the Company has reason to believe this Agreement has or may be breached, I acknowledge and consent that this Agreement may be disclosed to my then current or prospective employer without risk or liability to the Company.  I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company will be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.

•                  Except with respect to Section 5 above, this Agreement may be assigned by the Company without my consent.

I have carefully read this Agreement, I understand it and agree to all of its terms.  I acknowledge that I have been given a copy of this Agreement.

Signature:	/s/ Stephen L. Pearson

Name: Stephen L. Pearson

Date:	12-8-04

EXHIBIT A

Excluded Confidential Information and Intellectual Property

EXHIBIT B

Excluded Agreements

1.               Employment Letter Agreement, dated May 3, 2003, between the Company and Stephen Pearson

2.               Severance Agreement, dated November 13, 2003, between the Company and Stephen L. Pearson